EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Julie Lynne Weeks
El Pollo Loco, Inc.
714.599.5150
jweeks@elpolloloco.com

EL POLLO LOCO, INC. TO POST BOND TO SUPPORT APPEAL PROCESS
IN TRADEMARK DISPUTE

           COSTA MESA, Calif. (December 19, 2007) – El Pollo Loco, Inc., a quick-service restaurant chain specializing in flame-grilled chicken, announced today that its principal indirect shareholder, Trimaran Fund II, LLC, has entered into agreements that will facilitate its issuing of a letter of credit on behalf of El Pollo Loco, Inc. The letter of credit will be used to collateralize a portion of the bond required by El Pollo Loco, Inc. to stay the final judgment by a U.S. District Court in Texas in the trademark dispute filed by El Pollo Loco S.A. de C.V. (El Pollo Loco- Mexico) while El Pollo Loco prosecutes its appeal of the judgment. This letter of credit is one of two letters of credit that will be used to fully collateralize the bond required to stay the judgment while El Pollo Loco prosecutes its appeal. The second letter of credit, which collateralizes the remainder of the bond, was issued based solely upon El Pollo Loco’s credit resources. The bond for $24,301,450 is equal to the amount of the judgment and estimated post judgment interest that will accrue during the appeals process, plus attorneys’ fees. Plaintiff's counsel has agreed to the form of the bond, and it is anticipated that the necessary agreed motion to obtain court approval of the bond will be filed on or before December 21, 2007, a date also agreed to by the plaintiff’s attorneys.

About the Company
El Pollo Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken. Headquartered in Costa Mesa, California, El Pollo Loco operates a restaurant system currently consisting of 159 company-operated and 230 franchised restaurants located primarily in California, with additional restaurants in Arizona, Nevada, Texas, Colorado, Illinois, Georgia, Connecticut and Massachusetts.

Safe Harbor Statement
This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management's current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; increases in the cost of chicken; an adverse ruling from the U.S. Fifth Circuit Court of Appeals in litigation involving El Pollo Loco S.A. de C.V. (El Pollo Loco- Mexico) which could result in the imposition of significant monetary damages and loss of rights to the trademarks in Mexico; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; and other risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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